Exhibit 99.1

For Immediate Release

   NEWS RELEASE

Contacts:

Gastar Exploration Inc.

Michael A. Gerlich, Chief Financial Officer

713-739-1800 / mgerlich@gastar.com

Investor Relations Counsel:
Lisa Elliott, Dennard▪Lascar Associates:                                                 713-529-6600 / lelliott@DennardLascar.com

Gastar Exploration reports third Quarter 2017 Results

HOUSTON, November 8, 2017 - Gastar Exploration Inc. (NYSE MKT: GST) (“Gastar” or the “Company”) today reported financial and operating results for the three and nine months ended September 30, 2017.

Third quarter 2017 highlights include:

•	Average daily production of 6,200 barrels of oil equivalent (“Boe”) per day (“Boe/d”)
•	Production volumes comprised of 72% liquids
•	Operational and drilling efficiencies gained momentum

J. Russell Porter, Gastar's President and CEO, commented, “Following an initiative to re-evaluate operating practices in order to optimize well results while also reducing drilling and completion costs, we have made numerous operational refinements that appear to be having a positive impact.  We have reduced the average number of days needed to drill a well from approximately 19 days to 11 days.  Further, we have eliminated certain drilling difficulties, which has both lowered costs and created operating efficiencies.  With drilling time now nearly half of what it was previously, we can effectively execute our drilling plan with only one rig and expect to continue drilling with one rig into 2018.”

“We have substantially improved our well completion processes and design.  Our improved “Gen 3” completion design appears to be generating better initial well performance, although it is still too early to accurately draw any firm conclusions. Our first Gen 3 well, the Bagwell 1808 24-1H, a Meramec well in Kingfisher County, Oklahoma, commenced flow back on September 21, 2017 and based on early performance appears to be on track with our Meramec type curve.  Since we resumed completion operations on September 3, 2017, we have completed 5 wells using the new Gen 3 design, with most of them on flow back for less than 30 days.  Compared to wells completed with the previous design, these Gen 3 wells are producing significantly more total fluid volumes in the initial flow back stage with hydrocarbon volumes increasing.”

“We expect that our drilling program to delineate the Meramec and Osage formations across our acreage position will remain active through next year.  To date, we have drilled a total of 24 gross Meramec and 16 gross Osage wells and have participated in numerous third-party wells across our STACK Play acreage.  With the continuing success of our program and that of offset operators in the STACK Play, we intend to continue to focus on the STACK to create value for our shareholders. Currently we are actively evaluating opportunities to divest our WEHLU asset, a Hunton formation producing unit located primarily in Oklahoma County, Oklahoma.  If we are successful in divesting WEHLU, we intend to redeploy those proceeds into our core operations in the higher value STACK Play acreage.  We believe that the potential sale of our WEHLU assets would provide us with ample liquidity to execute our current one-rig drilling program through 2018.”

Financial Review

Net loss attributable to Gastar’s common stockholders for the third quarter of 2017 was $15.9 million, or a loss of $0.08 per share, compared to a third quarter 2016 net loss of $3.8 million, or a loss of $0.03 per share.  Adjusted net loss attributable to common stockholders (non-GAAP), which excludes non-cash and unusual items, for the third quarter of 2017 was $11.2 million, or a loss of $0.05 per share, compared to an adjusted net loss attributable to common stockholders of $10.7 million, or a loss of $0.08 per share, for the third quarter 2016. (See the accompanying reconciliation of the non-GAAP financial measure adjusted net loss at the end of this news release.)

Adjusted earnings before interest, income taxes, depreciation, depletion and amortization (“adjusted EBITDA”) (non-GAAP) for the third quarter of 2017 was $10.4 million compared to adjusted EBITDA of $7.2 million for the third quarter of 2016 and $9.8 million for the second quarter of 2017. (See the accompanying reconciliation of the non-GAAP financial adjusted EBITDA at the end of this news release.)

Total Company revenues were $15.3 million in the third quarter of 2017, an 18% increase from $13.0 million in the third quarter of 2016 and a 32% decrease from $22.6 million in the second quarter of 2017.  The reduction in revenues from the second quarter to the third quarter of 2017 primarily resulted from the change in mark to market value for outstanding commodity derivative contracts.

Revenues from oil, condensate, natural gas and natural gas liquids (“NGLs”), before the effects of commodity derivatives contracts, totaled $18.2 million in the third quarter of 2017, a 26% increase from $14.5 million in the third quarter of 2016 and a 6% increase from $17.3 million in the second quarter of 2017.  The increase from third quarter of 2016 in oil, condensate, natural gas and NGLs revenues primarily resulted from an 18% increase in equivalent product pricing and a 6% increase in equivalent production volumes.  The increase from second quarter 2017 revenues was due to a 3% increase in equivalent product pricing and a 2% increase in equivalent production volumes.

Commodity hedges were in place for approximately 48% of our oil and condensate production, 70% of our natural gas production and 18% of our NGLs production for the third quarter of 2017.  Commodity derivative contracts settled during the period resulted in a $1.8 million increase in revenue compared to a $1.6 million increase in revenues in the third quarter of 2016.

The following table provides a summary of Gastar’s overall average commodity prices for the three and nine months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016

Average sales price per unit:
Oil and condensate per Bbl, including impact of hedging activities (1)	$51.77	$47.19	$52.78	$43.85
Oil and condensate per Bbl, excluding impact of hedging activities	$46.56	$42.55	$47.03	$36.41
Natural gas per Mcf, including impact of hedging activities(1)	$2.69	$2.76	$2.80	$1.86
Natural gas per Mcf, excluding impact of hedging activities	$2.62	$2.48	$2.71	$1.60
NGLs per Bbl, including impact of hedging activities(1)	$22.55	$15.02	$22.02	$10.55
NGLs per Bbl, excluding impact of hedging activities	$20.64	$13.22	$19.87	$8.28
Average sales price per Boe, including impact of hedging activities(1)	$34.96	$29.96	$35.65	$22.77
Average sales price per Boe, excluding impact of hedging activities	$31.86	$26.92	$32.19	$18.91

_____________________________

(1)	The impact of hedging includes only the gain (loss) on commodity derivative contracts settled during the periods presented.

For details on Gastar’s current hedging positions, please see our Form 10-Q for the quarter ended September 30, 2017 filed with the U.S. Securities and Exchange Commission (“SEC”).

Average daily Mid-Continent production for the third quarter of 2017 was 6,200 Boe/d as compared to 5,800 Boe/d in the third quarter of 2016 and 6,100 Boe/d in the second quarter of 2017.

In the Mid-Continent area, average daily production in the third quarter of 2017 increased 7% compared to the third quarter of 2016 primarily due to increased well completion activity and sequentially decreased 2% primarily due to a temporary suspension of well completion activity while we re-evaluated our operational processes to optimize our well results.  Third quarter 2017 Mid-Continent equivalent production consisted of approximately 72% liquids, comprised of 49% oil and 23% NGLs, up 4% from third quarter 2016 production and down 1% from second quarter 2017.

Lease operating expenses (“LOE”) per Boe of production were $10.80 in the third quarter of 2017 versus $9.59 in the third quarter of 2016 and $9.20 in the second quarter of 2017, including workover costs.  Excluding workover expense, LOE per Boe for the third quarter of 2017 was $8.80 as compared to $8.49 per BOE in the third quarter of 2016 and $8.49 per Boe for the second quarter of 2017.

General and administrative (“G&A”) expense was $4.1 million in the third quarter of 2017 compared to $3.9 million in the third quarter of 2016 and $4.6 million in the second quarter of 2017. G&A expense for the third quarter of 2017 included $1.8 million of non-cash stock-based compensation expense, versus $810,000 in the third quarter of 2016 and $1.2 million in the second quarter of 2017.

Liquidity and Capital Budget

Gastar’s net capital expenditures, excluding property sales proceeds, in the third quarter of 2017 totaled $37.1 million, comprised of $26.8 million for drilling, completions and infrastructure costs, $7.9 million for unproved acreage extensions, renewals and additions and $2.4 million of other capitalized costs.  Based on the current full-year capital budget of $129.2 million, our fourth quarter capital expenditures are currently estimated not to exceed $34.7 million comprised of $27.3 million for drilling, completion and infrastructure costs, $4.3 million for lease renewal and extension costs and $3.2 million of other capitalized costs.

At September 30, 2017, Gastar had approximately $29.2 million in available cash and cash equivalents and $412.5 million of principal balance long-term borrowings outstanding.

Operations Review and Update

The following table provides a summary of Gastar’s Mid-Continent production volumes and average commodity prices for the three and nine months ended September 30, 2017 and 2016:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
Net Production:
Oil and condensate (MBbl)	278	242	805	790
Natural gas (MMcf)	962	997	2,746	2,917
NGLs (MBbl)	134	128	379	380
Total net production (MBoe)	572	537	1,642	1,656
Net Daily Production:
Oil and condensate (MBbl/d)	3.0	2.6	3.0	2.9
Natural gas (MMcf/d)	10.5	10.8	10.1	10.6
NGLs (MBbl/d)	1.5	1.4	1.4	1.4
Total net daily production (MBoe/d)	6.2	5.8	6.0	6.0
Average sales price per unit(1):
Oil and condensate (per Bbl)	$46.56	$42.56	$47.03	$37.87
Natural gas (per Mcf)	$2.62	$2.48	$2.71	$2.06
NGLs (per Bbl)	$20.64	$13.22	$19.87	$12.79
Average sales price per Boe(1)	$31.86	$26.98	$32.19	$24.63

_____________________________

(1)	Excludes the impact of hedging activities

During the third quarter of 2017, Gastar commenced flow back on one gross (0.2 net) operated Meramec well and four gross (2.8 net) operated Osage wells.  For the first nine months of 2017, Gastar commenced flow back on 14 gross (2.2 net) operated Meramec wells and eight gross (5.8 net) operated Osage wells.

Subsequent to September 30, 2017 through October 31, 2017, Gastar commenced flow back on four gross (3.2 net) operated Osage wells.

Guidance for Fourth Quarter 2017 and Full-Year 2017

Our guidance for the fourth quarter of and updated full-year 2017 is provided in the table below and represents the Company's best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward Looking Statements."

Production	Fourth Quarter 2017	Full-Year 2017

Net average daily (MBoe/d)(1)	6.2 – 7.0	6.0 – 6.4
Liquids percentage (oil and NGLs)	72% – 75%	72% – 75%

Cash Operating Expenses
Production taxes (% of production revenues)	3.0% – 3.4%	3.0% – 3.4%
Direct lease operating ($/Boe)	$9.00 – $9.75	$9.75 – $10.25
Transportation, treating & gathering ($/Boe)	$0.78 – $0.86	$0.75 – $0.80
Cash general & administrative ($/Boe)	$4.50 – $5.00	$5.00 – $5.30

________________

(1)Based on equivalent of 6 thousand cubic feet (Mcf) of natural gas to one barrel of oil, condensate or NGLs.

Conference Call

Gastar has scheduled a conference call for 10:00 a.m. Eastern Time (9:00 a.m. Central Time) on Thursday, November 9, 2017.  Investors may participate in the call either by phone or audio webcast.

By Phone:	Dial 1-412-902-0030 at least 10 minutes before the call. A telephone replay will be available through November 16 by dialing 1-201-612-7415 and using the conference ID: 13672652.

By Webcast:

Visit the Investor Relations page of Gastar's website at www.gastar.com under “Events & Presentations.” Please log on a few minutes in advance to register and download any necessary software. A replay will be available shortly after the call.

For more information, please contact Donna Washburn at Dennard-Lascar Associates at 713-529-6600 or e-mail dwashburn@DennardLascar.com.

About Gastar Exploration

Gastar Exploration Inc. is a pure play Mid-Continent independent energy company engaged in the exploration, development and production of oil, condensate, natural gas and natural gas liquids.

Gastar’s principal business activities include the identification, acquisition and subsequent exploration and development of oil and natural gas properties with an emphasis on unconventional reserves, such as shale resource plays. Gastar holds a concentrated acreage position in what is believed to be the core of the STACK Play, an area of central Oklahoma which is home to multiple oil and natural gas-rich reservoirs including the Meramec, Oswego, Osage, Woodford and Hunton formations. For more information, visit Gastar's website at www.gastar.com.

Forward Looking Statements

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  Forward looking statements give our current expectations, opinion, belief or forecasts of future events and performance.  A statement identified by the use of forward looking words including “may,” “expects,” “projects,” “anticipates,” “plans,” “believes,” “estimate,” “will,” “should,” and certain of the other foregoing statements may be deemed forward-looking statements.  Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release.  These include risks inherent in natural gas and oil drilling and production activities, including risks with respect to continued low or further declining prices for natural gas and oil that could result in further downward revisions to the value of proved reserves or otherwise cause Gastar to further delay or suspend planned drilling and completion operations or reduce production levels which would adversely impact cash flow; risks relating to the availability of capital to fund drilling operations that can be adversely affected by adverse drilling results, production declines and continued low or further declining prices for natural gas and oil; risks of fire, explosion, blowouts, pipe failure, casing collapse, unusual or unexpected formation pressures, environmental hazards, and other operating and production risks, which may temporarily or permanently reduce production or cause initial production or test results to not be indicative of future well performance or delay the timing of sales or completion of drilling operations; delays in receipt of drilling permits; risks relating to unexpected adverse developments in the status of properties; risks relating to the absence or delay in receipt of government approvals or third-party consents; risks relating to our ability to integrate acquired assets with ours and to realize the anticipated benefits from such acquisitions; and other risks described in Gastar’s Annual Report on Form 10-K and other filings with the SEC, available at the SEC’s website at www.sec.gov.  Our actual sales production rates can vary considerably from tested initial production rates depending upon completion and production techniques and our primary areas of operations are subject to natural steep decline rates. In addition, production information from our recently completed wells completed using our Gen 3 design is preliminary based on limited flow back history and therefore may not be fully indicative of sustained production rates or predictive of ultimate hydrocarbon recoveries.  By issuing forward looking statements based on current expectations, opinions, views or beliefs, Gastar has no obligation and, except as required by law, is not undertaking any obligation, to update or revise these statements or provide any other information relating to such statements.

Targeted expectations and guidance for the fourth quarter and full-year of 2017 are based upon the current 2017 planned capital expenditures budget, which may be subject to revision and reevaluation dependent upon future developments, including changes in commodity prices, drilling results, our liquidity position, availability of crews, supplies and production capacity, weather delays and significant changes in drilling costs.

Unless otherwise stated herein, equivalent volumes of production are based upon an energy equivalent ratio of six Mcf of natural gas to each barrel of liquids (oil, condensate and NGLs), which ratio is not reflective of relative value.  Our NGLs are sold as part of our wet gas subject to an incremental NGLs pricing formula based upon a percentage of NGLs extracted from our wet gas production.  Our reported production volumes reflect incremental post-processing NGLs volumes and residual gas volumes with which we are credited under our sales contracts.

- Financial Tables Follow –

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
REVENUES:
Oil and condensate	$12,952	$10,306	$37,886	$30,464
Natural gas	2,519	2,500	7,452	8,394
NGLs	2,757	1,695	7,527	5,100
Total oil and condensate, natural gas and NGLs revenues	18,228	14,501	52,865	43,958
Gain (loss) on commodity derivatives contracts	(2,896)	(1,498)	3,782	(3,991)
Total revenues	15,332	13,003	56,647	39,967
EXPENSES:
Production taxes	721	400	1,675	1,469
Lease operating expenses	6,178	5,166	16,396	15,829
Transportation, treating and gathering	436	338	1,187	1,346
Depreciation, depletion and amortization	6,059	5,223	16,762	24,543
Impairment of natural gas and oil properties	—	—	—	48,497
Accretion of asset retirement obligation	62	92	171	286
General and administrative expense	4,067	3,925	12,482	15,872
Litigation settlement benefit	—	(10,100)	—	(10,100)
Total expenses	17,523	5,044	48,673	97,742
INCOME (LOSS) FROM OPERATIONS	(2,191)	7,959	7,974	(57,775)
OTHER (EXPENSE) INCOME:
Interest expense	(10,159)	(8,178)	(29,744)	(26,739)
Loss on early extinguishment of debt	—	—	(12,172)	—
Investment income and other (expense)	51	41	166	(2)
LOSS BEFORE PROVISION FOR INCOME TAXES	(12,299)	(178)	(33,776)	(84,516)
Provision for income taxes	—	—	—	—
NET LOSS	(12,299)	(178)	(33,776)	(84,516)
Dividends on preferred stock	(1,206)	—	(8,443)	(3,618)
Undeclared cumulative dividends on preferred stock	(2,412)	(3,618)	(2,412)	(7,237)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,917)	$(3,796)	$(44,631)	$(95,371)
NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.08)	$(0.03)	$(0.23)	$(0.92)
Diluted	$(0.08)	$(0.03)	$(0.23)	$(0.92)
WEIGHTED AVERAGE SHARES OF COMMON STOCK OUTSTANDING:
Basic	209,072,232	129,301,817	190,745,688	104,125,317
Diluted	209,072,232	129,301,817	190,745,688	104,125,317

GASTAR EXPLORATION INC.

CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2017	2016
	(in thousands, except share and per share data)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$29,229	$71,529
Accounts receivable, net of allowance for doubtful accounts of $1,953, respectively	40,353	26,883
Commodity derivative contracts	4,400	6,212
Prepaid expenses	1,167	755
Total current assets	75,149	105,379
PROPERTY, PLANT AND EQUIPMENT:
Oil and natural gas properties, full cost method of accounting:
Unproved properties, excluded from amortization	135,945	67,333
Proved properties	1,303,165	1,253,061
Total natural gas and oil properties	1,439,110	1,320,394
Furniture and equipment	3,031	2,622
Total property, plant and equipment	1,442,141	1,323,016
Accumulated depreciation, depletion and amortization	(1,147,774)	(1,131,012)
Total property, plant and equipment, net	294,367	192,004
OTHER ASSETS:
Restricted cash	370	—
Commodity derivative contracts	416	1,638
Deferred charges, net	—	676
Advances to operators and other assets	100	102
Other	405	405
Total other assets	1,291	2,821
TOTAL ASSETS	$370,807	$300,204
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$11,411	$8,867
Revenue payable	16,428	6,690
Accrued interest	7,271	3,515
Accrued drilling and operating costs	12,100	2,615
Advances from non-operators	1,589	3,504
Commodity derivative contracts	326	338
Commodity derivative premium payable	1,337	1,654
Asset retirement obligation	—	89
Other accrued liabilities	2,791	2,462
Total current liabilities	53,253	29,734
LONG-TERM LIABILITIES:
Long-term debt	333,593	404,493
Commodity derivative contracts	129	—
Commodity derivative premium payable	34	969
Asset retirement obligation	4,574	5,443
Total long-term liabilities	338,330	410,905
Commitments and contingencies
STOCKHOLDERS' EQUITY:
Preferred stock, par value $0.01 per share, 40,000,000 shares authorized
8.625% Series A Cumulative Preferred stock, 10,000,000 shares designated; 4,045,000 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively, with liquidation preference of $25.00 per share	41	41
10.75% Series B Cumulative Preferred stock, 10,000,000 shares designated; 2,140,000 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively, with liquidation preference of $25.00 per share	21	21

Common stock, par value $0.001 per share; 550,000,000 and 800,000,000 shares authorized at September 30, 2017 and December 31, 2016, respectively; 218,946,763 and 150,377,870 shares issued and outstanding at September 30, 2017 and December 31, 2016, respectively	219	150
Additional paid-in capital	817,627	644,306
Accumulated deficit	(838,684)	(784,953)
Total stockholders' equity	(20,776)	(140,435)
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$370,807	$300,204

GASTAR EXPLORATION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Nine Months Ended September 30,
	2017	2016
	(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,776)	$(84,516)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	16,762	24,543
Impairment of natural gas and oil properties	—	48,497
Stock-based compensation	3,990	3,145
Total (gain) loss on commodity derivatives contracts	(3,782)	3,991
Cash settlements of matured commodity derivative contracts, net	5,602	10,690
Cash premiums paid for commodity derivatives contracts	—	(565)
Amortization of deferred financing costs and debt discount	8,218	3,812
Accretion of asset retirement obligation	171	286
Settlement of asset retirement obligation	—	(87)
Loss on sale of furniture and equipment	—	97
Loss on early extinguishment of debt	12,172	—
Changes in operating assets and liabilities:
Accounts receivable	(13,466)	3,861
Prepaid expenses	(412)	362
Accounts payable and accrued liabilities	13,657	7,656
Net cash provided by operating activities	9,136	21,772
CASH FLOWS FROM INVESTING ACTIVITIES:
Development and purchase of oil and natural gas properties	(81,906)	(43,175)
(Acquisition of) refund for oil and natural gas properties	(54,462)	1,149
Proceeds from sale of oil and natural gas properties	28,798	77,499
Application of proceeds from non-operators	(1,915)	(57)
(Advances to) reimbursements from operators	(22)	211
(Purchase) sale of furniture and equipment	(409)	80
Net cash (used in) provided by investing activities	(109,916)	35,707
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from term loan	250,000	—
Proceeds from convertible notes	200,000	—
Repayment of senior secured notes	(325,000)	—
Repayment of revolving credit facility	(84,630)	(100,370)
Loss on early extinguishment of debt	(7,011)	—
Proceeds from issuance of common shares, net of issuance costs	56,366	44,815
Dividends on preferred stock	(19,298)	(3,618)
Deferred financing charges	(10,991)	(930)
Increase in restricted cash	(370)	—
Tax withholding related to restricted stock and PBU vestings	(586)	(711)
Net cash provided by (used in) financing activities	58,480	(60,814)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(42,300)	(3,335)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	71,529	50,074
CASH AND CASH EQUIVALENTS, END OF PERIOD	$29,229	$46,739

NON-GAAP FINANCIAL INFORMATION AND RECONCILIATION

We use both GAAP and certain non-GAAP financial measures to assess performance.  Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with GAAP.  Our management believes that these non-GAAP measures provide useful supplemental information to investors in order that they may evaluate our financial performance using the same measures as management.  These non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.  In evaluating these measures, investors should consider that the methodology applied in calculating such measures may differ among companies and analysts.  A reconciliation is provided below outlining the differences between these non-GAAP measures and their most directly comparable financial measure calculated in accordance with GAAP.

Reconciliation of Net Loss to Net Loss Excluding Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,917)	$(3,796)	$(44,631)	$(95,371)
SPECIAL ITEMS:
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	4,672	3,134	1,898	12,974
Impairment of oil and natural gas properties	—	—	—	48,497
Loss on early extinguishment of debt	—	—	12,172	—
Non-recurring general and administrative costs related to acquisition of assets	—	71	—	470
Non-recurring severance costs related to property divestments	—	—	—	677
Allowance for bad debt	—	—	—	1,953
Litigation settlement benefit	—	(10,100)	—	(10,100)

ADJUSTED NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(11,245)	$(10,691)	$(30,561)	$(40,900)

ADJUSTED NET LOSS PER SHARE OF COMMON STOCK ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.05)	$(0.08)	$(0.16)	$(0.39)
Diluted	$(0.05)	$(0.08)	$(0.16)	$(0.39)
WEIGHTED AVERAGE SHARES OF COMMON STOCK
Basic	209,072,232	129,301,817	190,745,688	104,125,317
Diluted	209,072,232	129,301,817	190,745,688	104,125,317

Reconciliation of Cash Flows before Working Capital Changes and as Adjusted for Special Items:

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(12,299)	$(178)	$(33,776)	$(84,516)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	6,059	5,223	16,762	24,543
Impairment of oil and natural gas properties	—	—	—	48,497
Stock-based compensation	1,791	810	3,990	3,145
Mark to market of commodity derivatives contracts:
Total (gain) loss on commodity derivatives contracts	2,896	1,498	(3,782)	3,991
Cash settlements of matured commodity derivatives contracts, net	2,049	1,109	5,602	10,690
Cash premiums paid for commodity derivatives contracts	—	—	—	(565)
Amortization of deferred financing costs and debt discount	3,291	987	8,218	3,812
Accretion of asset retirement obligation	62	92	171	286
Settlement of asset retirement obligation	—	(87)	—	(87)
Loss on sale of assets	—	—	—	97
Loss on early extinguishment of debt	—	—	12,172	—
Cash flows from operations before working capital changes	3,849	9,454	9,357	9,893
Dividends on preferred stock(1)	(3,618)	(3,618)	(10,855)	(10,855)
Non-recurring general and administrative costs related to acquisition of assets	—	71	—	470
Non-recurring severance costs related to property divestments	—	—	—	677
Allowance for bad debt	—	—	—	1,953
Litigation settlement benefit	—	(10,100)	—	(10,100)
Adjusted cash flows from operations	$231	$(4,193)	$(1,498)	$(7,962)

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(1)Excludes $10.9 million of accumulated dividends for the period April 2016 to December 2016 declared and paid in January 2017.  The three and nine months ended September 30, 2017 includes accumulated undeclared and unpaid dividends for preferred stock of $2.4 million.  The three and nine months ended September 30, 2016 includes accumulated undeclared and unpaid dividends for preferred stock of $3.6 million and $7.2 million, respectively.

Reconciliation of Net Loss to Adjusted Earnings Before Interest, Income Taxes, Depreciation, Depletion and Amortization ("Adjusted EBITDA"):

	For the Three Months Ended September 30,		For the Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except share and per share data)
NET LOSS ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(15,917)	$(3,796)	$(44,631)	$(95,371)
Interest expense	10,159	8,178	29,744	26,739
Loss on early extinguishment of debt	—	—	12,172	—
Depreciation, depletion and amortization	6,059	5,223	16,762	24,543
Impairment of oil and natural gas properties	—	—	—	48,497
EBITDA	301	9,605	14,047	4,408
Dividends on preferred stock	1,206	—	8,443	3,618
Undeclared cumulative dividends on preferred stock	2,412	3,618	2,412	7,237
Accretion of asset retirement obligation	62	92	171	286
Losses related to the change in mark to market value for outstanding commodity derivatives contracts	4,672	3,134	1,898	12,974
Non-cash stock-based compensation expense	1,791	810	3,990	3,145
Investment income and other	(51)	(41)	(166)	2
Non-recurring general and administrative costs related to acquisition of assets	—	71	—	470
Non-recurring severance costs related to property divestments	—	—	—	677
Allowance for bad debt	—	—	—	1,953
Litigation settlement benefit	—	(10,100)	—	(10,100)
ADJUSTED EBITDA	$10,393	$7,189	$30,795	$24,670

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